Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Howard Hoffman
Corporate Communications
(609) 520-4765

DOW JONES REPORTS IMPROVED REVENUE AND

PROFIT FOR FIRST QUARTER 2007

NEW YORK (April 17, 2007)—Dow Jones & Company (NYSE: DJ) today reported earnings of 27 cents per diluted share for the first quarter of 2007, compared with 74 cents per diluted share for the first quarter of 2006.  Excluding special items, the Company earned 24 cents per diluted share for the first quarter of 2007, up 71.4% from the 14 cents per diluted share earned in the first quarter of 2006.

Revenue increased to $507.2 million, up 17.9% over the first quarter of 2006, mainly driven by the acquisition of Factiva plus strong growth at Dow Jones Indexes, Dow Jones Online and other businesses, partially offset by modest declines at The Wall Street Journal U.S. edition and Local Media.  Operating income grew to $37.9 million from a loss of $2.3 million last year.  Excluding special items, operating income increased 104% from $18.6 million to $37.9 million, well in excess of revenue growth rate mainly due to high profit leverage on increased revenues and continued tight expense management.  On a pro forma basis, assuming Factiva was fully owned in both the current and prior year periods, revenue increased 2.6% and operating income excluding special items increased 83.6%.

Special Items: The Company recorded a special tax benefit in the first quarter of 2007 of 2 cents per share.  In the first quarter of 2006, the Company recorded special items netting to 60 cents per share as a special gain of 75 cents per share, representing the excess of a contract-guarantee reserve balance over the litigation settlement amount, was partially offset by a restructuring charge of 15 cents per share in connection with a reorganization of the Company’s operations and other items.  Please refer to the attached for a description of special items.

Commenting on first quarter results, Rich Zannino, chief executive officer of Dow Jones, said, “We’re pleased to have generated a 71% increase in EPS before special items in the first quarter of 2007.  The acquisition and integration of Factiva, strong growth at our online and Indexes businesses and continued aggressive cost management enabled us to achieve this earnings growth in spite of a 1.8% decline in ad revenue at the U.S. Journal and profit decline at our Local Media Group.  This is the latest indicator that our transformation plan - aimed at diversifying our heavy reliance on traditional print revenue - is working.”

Mr. Zannino concluded: “During the quarter, we made significant additional progress on our transformation plan.  We integrated Factiva, launched a major redesign of the U.S. print Journal, announced the formation of a joint venture with Interactive Corp. to create a new personal finance Internet business, announced the acquisition of eFinancial News and strengthened our management team with the addition of Jorge Figueredo, senior vice president, Human Resources and Linda Dunbar, vice president, Corporate Communications.  We continue to expect to grow full year 2007 EPS before special items by 25% to 40%.”

Segment Results

Consumer Media revenue of $280.4 million in the first quarter of 2007 increased 1.7% versus the same period a year ago on a 2.2% increase in advertising revenue and a 0.6% increase in circulation and other revenue.  Advertising revenue at Dow Jones Online was up 30% and international advertising revenue was up 9.6%, more than offsetting a 1.8% decline in advertising revenue (on a 3.1% decline in volume) at the Wall Street Journal U.S. print edition.  Operating income grew to $7.6 million and margin improved 360 basis points to 2.7% from a loss in the prior year period due to cost saving initiatives and strong profit leverage on increased revenues at Dow Jones Online.  Paid subscribers to The Wall Street Journal Online grew 20.0% in the first quarter to 931,000 driven in part by the success of an offer for new subscribers to receive both the print and Online Journal and the resultant change in our methodology to count those subscribers who have paid and registered to use the Online Journal in both the current and prior periods.  For reference, see footnote 1 to the supplemental segment statistical information. Paid subscribers to Barron’s Online grew 49.2% in the first quarter to 88,000.

Enterprise Media revenue of $173.2 million in the first quarter of 2007 increased 78.9% over the same period a year ago, due to gains at Dow Jones Content Technology Solutions driven by the acquisition of Factiva and strong growth at Dow Jones Indexes.  Operating income increased 46.5% over last year to $34.5 million and operating margin declined 440 basis points to 19.9% as Factiva operates at a relatively lower margin.  On a pro forma basis, assuming Factiva was owned in both periods, revenue increased 5.2%, operating income increased 31.0% and operating margin improved 390 basis points to 19.9% due to Factiva cost synergies, cost control and improved profitability at Indexes.

Local Media revenue declined 3.5% to $55.5 million in the first quarter of 2007 compared with the first quarter of 2006.  Advertising revenue decreased 4.6% on an 8.7% decline in volume due to declines in classified, preprint, non-daily and retail advertising revenue, partially offset by a 66% increase in online advertising revenue and increased ad rates.  Operating income declined 25.2% to $4.9 million compared with the prior year period, mainly due to the decline in revenue and higher marketing costs.  Consequently, the operating margin in the quarter was 8.9%, down from 11.5% last year.

The Company ended the first quarter of 2007 with $508 million in debt compared with $447 million at the end of the fourth quarter 2006, with the increase driven by seasonal cash needs.  Capital expenditures in the first quarter of 2007 were $12 million compared to $10 million in the first quarter last year.

Conference Call Details

As previously announced, the Company will host an earnings conference call at 10 a.m. EDT today.  The call can be accessed via a live Web cast through the Investor Relations section of our Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-9205.   A replay of the conference call and the full text of the prepared remarks will be available on our Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) is a leading provider of global business news and information services. Its Consumer Media Group publishes The Wall Street Journal, Barron's, MarketWatch and the Far Eastern Economic Review. Its Enterprise Media Group includes Dow Jones Newswires, Factiva, Dow Jones Licensing Services, Dow Jones Indexes and Dow Jones Financial Information Services. Its Local Media Group operates community-based information franchises. Dow Jones owns 50% of SmartMoney and 33% of STOXX Ltd. and provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

 This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," “plan,” "outlook," "guidance," "forecast" and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal Franchise's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting, its growth initiatives and its new organizational structure; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by some consumers and by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers; with respect to the Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the Company’s ability to successfully integrate Factiva and to achieve production and operational efficiencies and synergies in doing so; the risk that the Company will not realize expected opportunities to enhance its products and services from the recently announced restructuring of its Enterprise Media Group; changes in demand affecting the Company’s businesses; the competition the Company’s businesses face from other companies; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures.

Dow Jones & Company, Inc.
Earnings Summary
(Unaudited)

(in thousands, except per share amounts)
	Three Months Ended March 31
	2007	2006
Reported results:
Revenues	$507,168	$430,109

Operating income (loss)	$37,876	$(2,283)

Net income	$22,607	$61,518

Effective tax rate	35.4%	(6.4)%

Diluted EPS	$.27	$.74

Excluding items described in Note 5:
Operating income	$37,876	$18,595

Net income	$20,532	$11,387

Effective tax rate	41.8%	39.9%

Diluted EPS	$.24	$.14

EPS percentage change	71.4%	27.3%

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands, except per share amounts)	Three Months Ended March 31
	2007	2006
Revenues:
Advertising	$234,113	$231,681
Information services	168,278	94,422
Circulation and other	104,777	104,006
Total revenues	507,168	430,109

Expenses:
News, production and technology	166,873	134,296
Selling, administrative and general	199,386	167,568
Newsprint	27,001	33,169
Print delivery costs	49,988	51,923
Depreciation and amortization	26,044	24,558
Restructuring and other items, net	-	20,878
Total operating expenses	469,292	432,392
Operating income (loss)	37,876	(2,283)

Other income (expense):
Investment income	389	174
Interest expense	(6,107)	(5,915)
Contract guarantee	-	62,649
Other, net	509	(577)
Income from continuing operations before income taxes and equity earnings	32,667	54,048
Income taxes	11,575	(3,465)
Equity in earnings of associated companies, net of tax	1,515	1,845
Income from continuing operations	22,607	59,358
Income from discontinued operations, net of tax (Note 2)	-	2,160
Net income	$22,607	$61,518

Earnings per share-basic:
Continuing operations	$.27	$.71
Discontinued operations	-	.03
Earnings per basic share	$.27	$.74

Earnings per share-diluted:
Continuing operations	$.27	$.71
Discontinued operations	-	.03
Earnings per diluted share	$.27	$.74

Weighted-average shares outstanding:
Basic	83,631	83,179
Diluted	84,073	83,571

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Segment Information
(Unaudited)

	Three Months Ended March 31
	2007	2006	2006
		As reported	Pro Forma (*)
Revenues:
Consumer media	$280,379	$275,731	$274,225
Enterprise media	173,237	96,856	164,715
Local media	55,499	57,522	57,522
Segment eliminations	(1,947)	-	(2,107)
Consolidated revenues	$507,168	$430,109	$494,355

Operating income (loss):
Consumer media	$7,628	$(2,417)	$(3,167)
Enterprise media	34,451	23,516	26,297
Local media	4,948	6,612	6,612
Corporate	(9,151)	(9,116)	(9,116)
Segment operating income	37,876	18,595	20,626

Restructuring and other items, net	-	(20,878)	(20,878)
Consolidated operating income (loss)	$37,876	$(2,283)	$(252)

Operating margin:
Consumer media	2.7%	(0.9)%	(1.2)%
Enterprise media	19.9%	24.3%	16.0%
Local media	8.9%	11.5%	11.5%
Segment operating margin	7.5%	4.3%	4.2%

Depreciation and amortization (D&A):
Consumer media	$15,141	$16,368	$16,368
Enterprise media	7,904	5,500	8,725
Local media	2,971	2,658	2,658
Corporate	28	32	32
Consolidated D&A	$26,044	$24,558	$27,783

(*) Pro forma information assumes we fully owned Factiva on January 1, 2006 and includes adjustments which are described in Note 1.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Revenue Information
(Unaudited)

(in thousands)	Three Months Ended March 31
	2007	2006	2006
		As Reported	Pro Forma
Consumer media:
U.S. media:
Advertising	$181,321	$178,149	$178,149
Circulation and other	80,791	81,246	79,740
Total U.S. media	262,112	259,395	257,889

International media:
Advertising	10,373	9,468	9,468
Circulation and other	7,894	6,868	6,868
Total international media	18,267	16,336	16,336

Total consumer media
Advertising	191,694	187,617	187,617
Circulation and other	88,685	88,114	86,608
Total consumer media	$280,379	$275,731	$274,225

Enterprise media:
Dow Jones Content Technology Solutions (CTS):
North America	$89,720	$53,591	$87,657
International	51,663	16,081	49,874
Total CTS revenues(1)	141,383	69,672	137,531

Dow Jones indexes and other(2)	31,854	27,184	27,184
Total enterprise media	$173,237	$96,856	$164,715

Local media:
Advertising	$41,390	$43,393	$43,393
Circulation and other	14,109	14,129	14,129
Total local media	$55,499	$57,522	$57,522

Segment eliminations(3)	$(1,947)	$-	$(2,107)

Total segment revenues	$507,168	$430,109	$494,355

(1) Dow Jones Content Technology Solutions includes the complementary offerings of Dow Jones Newswires, Factiva and Dow Jones Licensing Services.

(2) Includes Dow Jones Indexes, Dow Jones Financial Information Services (FIS) and the reprints / permissions businesses.

(3) Represents the elimination of post-acquisition content fees earned by Consumer Media from sales to Factiva.

See notes to financial information on page 11.

Dow Jones & Company, Inc.
Supplemental Segment Statistical Information
(Unaudited)

(amounts in thousands)		Three Months Ended March 31
	March 2007	2007	2006
Advertising revenue and volume increase/(decrease):
The Wall Street Journal:
Total advertising revenue	(0.6)%	(1.8)%	17.9%
Total advertising volume	(6.5)%	(3.1)%	14.9%
General	(2.0)%	1.1%	10.6%
Technology	(30.8)%	(19.0)%	0.9%
Financial	3.0%	4.1%	12.2%
Classified	(6.1)%	(5.3)%	31.4%

International advertising revenue	28.2%	9.6%	(3.6)%

Barron’s advertising revenue	27.5%	11.5%	19.4%
Barron's advertising volume	21.3%	8.2%	7.4%

Ottaway advertising revenue	(5.4)%	(4.6)%	3.6%
Ottaway advertising volume	(9.3)%	(8.7)%	(6.3)%

Dow Jones Online statistics:
Dow Jones Online advertising revenue increase		30%	26%
WSJ.com paid subscriptions (1)		931	776
Barrons.com paid subscriptions		88	59

WSJ.com average monthly unique visitors (2)		7,311	6,849
WSJ.com average monthly page views		113,223	109,613

MarketWatch.com average monthly unique visitors (2)		7,624	6,772
MarketWatch.com average monthly page views		242,380	211,408

Dow Jones Online average monthly unique visitors (2), (3)		14,148	14,077
Dow Jones Online average monthly page views		361,988	325,785

(1)

We are now including in the Online Journal circulation count new subscribers who select to pay for both products as part of a bundled offer and register to use WSJ.com. If we had not added this new group of subscribers, the total number of paid subscribers for the quarter would have been 830,000, a 9% year-over-year increase, as a result of growth in both online-only and corporate subscriptions.

(2)

Average monthly unique visitors and page views are internal numbers based on tools from Omniture Analytics and prior year numbers have been adjusted to conform to this presentation.

(3)

Dow Jones Online includes WSJ.com and the Journal’s vertical sites, MarketWatch.com and BigCharts.com, and Barron's Online.

Dow Jones & Company, Inc.

Notes to Financial Information

1. Our calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing our historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The unaudited pro forma supplemental segment information combines the historical statements of Dow Jones and Factiva as if the acquisition, described in Note 3 below, occurred on January 1, 2006 and includes adjustments to: (i) eliminate content and trademark fees paid by Factiva to Dow Jones entities; (ii) eliminate rental fees in connection with Factiva’s lease of Dow Jones’ real property; and, (iii) include estimated incremental amortization of intangibles related to the acquisition.

2. On December 5, 2006, we completed the sale of the non-real estate assets of six local media newspapers and recorded a pre-tax gain of $219.5 million ($132.1 million, net of taxes).  In accordance with the sale agreement, we received $281.5 million of the purchase price in cash at closing (including an estimated working capital adjustment), and will receive an additional $6.4 million of the purchase price upon transfer of real property, subject to satisfaction of environmental conditions, in later periods.  The six papers sold were: the News-Times of Danbury, CT; The Daily Star of Oneonta, NY; the Press-Republican of Plattsburgh, NY; the Santa Cruz Sentinel (Santa Cruz, CA); The Daily Item of Sunbury, PA; and the Traverse City Record-Eagle (Traverse City, MI).

The results of the sold newspapers are presented as discontinued operations pursuant to Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Further, the results of those newspapers were excluded from our segment results for all periods presented.  Results of operations for the six local media newspapers included within discontinued operations for the three months ended March 31, 2006 were as follows:

(in thousands)

Revenues	$22,106
Operating income	$3,722
Income before income taxes	$3,722
Income taxes	$1,562
Net income	$2,160

Depreciation and amortization	$640

3. On December 15, 2006, we acquired the remaining 50% interest of Dow Jones Reuters Business Interactive LLC (Factiva) that we did not already own from our joint venture partner, Reuters Group Plc. (Reuters), for an upfront cash purchase price of approximately $174.9 million.  Factiva is the leading provider of global business content, research products and services to global enterprises mainly in the finance, corporate, professional services and government sectors and has more than 1.6 million paying subscribers.  We are integrating Factiva with the complementary offerings in the enterprise media segment.  We financed this purchase with the proceeds from divestitures.

Dow Jones & Company, Inc.

Notes to Financial Information

4. We are organized around our distinct brands (franchises), customers and markets with our business and financial content organizations reported in two separate segments – consumer media and enterprise media, and our local general-interest community newspapers and their online media properties reported in the local media segment.  We continue to report certain administrative activities under corporate.

Consumer media is comprised primarily of The Wall Street Journal franchise (including domestic and international print, online, television and radio); and the relatively smaller Barron’s (including print, online and conferences) and MarketWatch franchises (including online, newsletters, television and radio).  The consumer media segment is an integrated business that offers business and financial information content to the consumer market around the globe.  This content is produced to gain readership and ultimately to earn revenue from advertisers and those readers.  We manage consumer media as one segment as its products largely comprise the global WSJ brand, and its sales, newsgathering and most production efforts are centralized and shared across the different editions and our various offerings in the segment are highly integrated.

Enterprise media is managed as one segment as it comprises product offerings under the Dow Jones brand and offers business and financial information content to other businesses and financial professionals around the globe.  Its exclusive business and financial content is highly valued by its customers.  In addition, its product offerings rely on advanced delivery technology to meet customer’s needs and part of this segment’s overall strategy is to add more value to content with technology-enabled, well-designed and conveniently delivered enhancements and new products.  It has a shared information technology infrastructure, including a product development group that develops tools used in all of the offerings.  Enterprise media’s revenues are primarily subscription-based and the segment is comprised of Dow Jones Newswires, Factiva, Dow Jones Indexes, Dow Jones Financial Information Services, Dow Jones Reprints/Permissions and Dow Jones Licensing Services.

On January 9, 2007, we announced a new organizational structure within the enterprise media segment in connection with the Factiva acquisition.  The enterprise media segment now includes two business units: (i) Dow Jones Content Technology Solutions, the new name for the combined newswires, licensing and Factiva businesses; and, (ii) Dow Jones Indexes and other, which includes Dow Jones Financial Information Services (previously reported on a combined basis with newswires).  Previously reported supplemental segment results of operations were restated to reflect this new organizational structure, and did not impact total consolidated results of operations.

Local media includes the operations of Ottaway Newspapers, which publishes daily newspapers, weekly newspapers and “shoppers” in the U.S.

Dow Jones & Company, Inc.

Notes to Financial Information

5. The following table reconciles reported results to income adjusted for special items for the three months ended March 31, 2007 and 2006:

	Three Months Ended March 31
(in millions, except	2007			2006
per share amounts)	Operating(1)	Net	EPS	Operating(1)	Net	EPS

Reported income (loss)	$37.9	$22.6	$.27	$(2.3)	$61.5	$.74
Adjusted to remove:
Restructuring and other items, net (a)	-	-	-	(20.9)	(12.5)	(.15)
Contract guarantee (b)	-	-	-	-	62.6	.75
Certain income tax matters (c)	-	2.1	.02	-	-	-
Adjusted income(2)	$37.9	$20.5	$.24	$18.6	$11.4	$.14

(1)  Amounts exclude discontinued operations as discussed in Note 2.

(2)  The sum of the individual amounts may not equal total due to rounding.

(a) Restructuring and other items, net:

2006

During the first quarter of 2006, we recorded a charge of $20.9 million related to a reorganization of our business.  The charge comprised primarily employee severance related to the elimination of certain senior level positions, as well as additional workforce reductions at other areas of the business identified as part of the reorganization.  In total, approximately 65 full-time employees were affected.

Restructuring and other items are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the restructuring and other items allocable to each segment and corporate for the three months ended March 31, 2006 were as follows:

(in thousands)

Consumer media	$11,601
Enterprise media	3,626
Local media	1,132
Corporate	4,519
Total	$20,878

(b) Contract guarantee:

On March 13, 2006, we entered into a definitive settlement agreement to conclude all litigation relating to our obligations under a contract guarantee issued in 1995 to Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  Pursuant to the settlement agreement, we paid an aggregate of $202 million to Cantor and MDC, which was below the $265 million contractual obligation that we had previously accrued.  Accordingly, we recorded a benefit in the first quarter of 2006 of $62.6 million, representing the difference between the reserve and the settlement amount.  For tax purposes, the settlement payment was treated as a capital loss.

(c) Certain income tax matters:

In the first quarter of 2007, we recorded a tax benefit of $2.1 million as a result of the expiration of statute of limitations related to certain previously reserved state tax matters.